EXHIBIT 99.1

Cytori Reports 2nd Quarter 2009 Financial Results

Cytori Therapeutics (NASDAQ:CYTX) reports financial results for the quarter ended June 30, 2009.

Total revenues were $8.5 million and $10.5 million for the three and six months ended June 30, 2009, respectively, compared to $1.4 million and $2.4 million for the same periods in 2008. As part of Cytori’s Olympus partnership, the Company recognized $7.3 million in development revenue in the second quarter of 2009, due mostly to the completion of enrollment in the cardiovascular disease clinical safety and feasibility studies. Product revenues were $1.3 million and $3.2 million for the three and six months ended June 30, 2009, respectively, compared to $1.4 million and $1.6 million for the same periods in 2008. Gross profit was $0.5 million and $1.3 million for the three and six months ended June 30, 2009, respectively, compared to $0.7 million and $0.8 million for the same periods in 2008.

Cytori continued to lower operating expenses in the second quarter of 2009, due to a significant reduction in research and development and general and administrative expenses, offset in part by a planned increase in sales and marketing expenses, as the company shifts its focus toward commercialization. Total operating expenses, less the change in fair value of warrants and option liabilities, were $6.7 million and $13.9 million for the three and six months ended June 30, 2009, respectively, compared to $9.3 million and $18.3 million, for the same respective periods in 2008.

Net loss decreased to $0.8 million and $6.9 million for the three and six months ended June 30, 2009 compared to $8.4 million and $16.7 million for the respective periods in 2008, respectively. The improvement in net loss is attributable mostly to increased development revenues and the significant reduction in research and development and general and administrative expenses during the second quarter of 2009. Cytori ended the second quarter of 2009 with $13.9 million in cash and cash equivalents plus $1.5 million in accounts receivable, compared to $12.6 million in cash and cash equivalents and $1.3 million in accounts receivable as of December 31, 2008. Subsequent to the end of the quarter, Cytori raised $2.5 million in connection with the Seaside 88 equity agreement. Combined with the $0.8 million raised in June, a total of $3.3 million has been raised from Seaside 88 to date.

"During the second quarter, we continued to establish a foundation of Celution® customers in Europe and Asia through system sales and experienced an increase in re-orders of consumables,” said Christopher J. Calhoun, chief executive officer of Cytori. “Additionally, we have completed enrollment in our cardiovascular disease clinical trials, surpassed 70% enrollment for our post-marketing breast reconstruction study, strengthened our balance sheet, and gained important clarity on our U.S. regulatory pathway. Due to the nature of the sales cycle for our Celution® and Stem Source® products, we expect to experience annual revenue growth interspersed with fluctuations in quarterly growth. Based on our current sales pipeline, we maintain our goal for $10 million in product revenue for 2009."

Conference Call & Shareholder Letter
Cytori’s Second Quarter Update and Financial Results Shareholder letter is now available on the Company’s Investor Relations homepage at http://ir.cytoritx.com. Cytori will host a conference call and question and answer session at 10:30 a.m. Eastern Time today to further discuss these results. The audio webcast of the conference call may be accessed under "Webcasts" in the Investor Relations section of the Cytori's website (www.cytoritx.com). The webcast will be available live and by replay two hours after the call and archived for 90 days. A telephone replay will be available for one week, accessible at +1 (303) 590-3030 (PIN: 4126637).

About Cytori
Cytori is committed to providing patients and physicians around the world with medical technologies, which harness the potential of adult stem and regenerative cells from adipose tissue. With the introduction of a family of medical devices, we have made a patient’s own clinical grade stem and regenerative cells available to them at the point-of-care. The Celution® System family of medical devices and instruments is being sold into the European and Asian cosmetic and reconstructive surgery markets, while we seek regulatory clearance for it in the United States. Our StemSource® product line is sold globally for cell banking and research applications. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our forecasts for 2009 product revenues, anticipated continued reduction in operating expenses for 2009 and the timing of that reduction, our sales expectations from our marketing and distribution partners, customer consumable reorder trends, anticipated StemSource(R) Cell Bank orders, our ability to introduce complementary cosmetic and reconstructive surgery products in 2009, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, as well as other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	As of June 30, 2009	As of December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$13,920,000	$12,611,000
Accounts receivable, net of allowance for doubtful accounts of $422,000 and $122,000 in 2009 and 2008, respectively	1,504,000	1,308,000
Inventories, net	1,861,000	2,143,000
Other current assets	1,038,000	1,163,000

Total current assets	18,323,000	17,225,000

Property and equipment, net	1,812,000	2,552,000
Investment in joint venture	297,000	324,000
Other assets	582,000	729,000
Intangibles, net	746,000	857,000
Goodwill	3,922,000	3,922,000

Total assets	$25,682,000	$25,609,000

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$3,912,000	$5,088,000
Current portion of long-term obligations	2,564,000	2,047,000

Total current liabilities	6,476,000	7,135,000

Deferred revenues, related party	9,224,000	16,474,000
Deferred revenues	2,438,000	2,445,000
Warrant liability	2,810,000	—
Option liability	1,640,000	2,060,000
Long-term deferred rent	—	168,000
Long-term obligations, less current portion	3,974,000	5,044,000

Total liabilities	26,562,000	33,326,000

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2009 and 2008	—	—
Common stock, $0.001 par value; 95,000,000 shares authorized; 36,234,380 and 31,176,275 shares issued and 36,234,380 and 29,303,441 shares outstanding in 2009 and 2008, respectively	36,000	31,000
Additional paid-in capital	165,296,000	161,214,000
Accumulated deficit	(166,212,000)	(162,168,000)
Treasury stock, at cost	—	(6,794,000)

Total stockholders’ deficit	(880,000)	(7,717,000)

Total liabilities and stockholders’ deficit	$25,682,000	$25,609,000

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008

Product revenues:
Related party	$9,000	$28,000	$573,000	$28,000
Third party	1,268,000	1,376,000	2,616,000	1,529,000
	1,277,000	1,404,000	3,189,000	1,557,000

Cost of product revenues	776,000	675,000	1,863,000	735,000

Gross profit	501,000	729,000	1,326,000	822,000

Development revenues:
Development, related party	7,250,000	—	7,250,000	774,000
Research grant and other	14,000	12,000	22,000	49,000
	7,264,000	12,000	7,272,000	823,000
Operating expenses:
Research and development	2,919,000	5,034,000	6,388,000	9,998,000
Sales and marketing	1,463,000	1,117,000	2,748,000	2,074,000
General and administrative	2,309,000	3,162,000	4,803,000	6,272,000
Change in fair value of warrants	2,133,000	—	1,112,000	—
Change in fair value of option liabilities	(630,000)	(200,000)	(420,000)	—

Total operating expenses	8,194,000	9,113,000	14,631,000	18,344,000

Operating loss	(429,000)	(8,372,000)	(6,033,000)	(16,699,000)

Other income (expense):
Interest income	4,000	38,000	18,000	114,000
Interest expense	(374,000)	(18,000)	(774,000)	(41,000)
Other expense, net	(16,000)	(53,000)	(108,000)	(43,000)
Equity loss from investment in joint venture	(11,000)	(8,000)	(27,000)	(17,000)

Total other income (expense)	(397,000)	(41,000)	(891,000)	13,000

Net loss	$(826,000)	$(8,413,000)	$(6,924,000)	$(16,686,000)

Basic and diluted net loss per common share	$(0.02)	$(0.33)	$(0.21)	$(0.66)

Basic and diluted weighted average common shares	35,077,783	25,819,980	33,732,954	25,131,317